Exhibit 23.1

802 N Washington St

Spokane, WA 99201

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Registration Statement on Form S-1 of our report dated March 29, 2022, on the consolidated balance sheets of Clubhouse Media Group, Inc. as of December 31, 2021 and 2020, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the years ended December 31, 2021 and 2020, and the related notes to the financial statements. Our report contains an emphasis of matter paragraph regarding substantial doubt as to Clubhouse Media Group, Inc.’s ability to continue as a going concern. We also consent to the reference to our Firm under the heading “Experts” in the Prospectus, which is part of the Registration Statement.

/s/ Fruci & Associates II, PLLC

Spokane, Washington

May 19, 2022